STOCK PURCHASE AGREEMENT

BETWEEN

AEROFLEX INCORPORATED
(“Seller”)

AND

STAR DYNAMICS HOLDINGS, LLC
AND
TAZ VENTURES, LLC
(“Buyers”)

DATED AS OF MAY 15, 2008

TABLE OF CONTENTS

		Page

ARTICLE I		Sale and Transfer of Shares; Closing	6
Section	1.1.	Shares	6
Section	1.2.	Purchase Price	6
Section	1.3.	Closing	6

ARTICLE II		Representations and Warranties of Seller	6
Section	2.1.	Organization; Power	6
Section	2.2.	Capitalization	7
Section	2.3.	Authority; No Violation	7
Section	2.4.	Ownership of Shares	7
Section	2.5.	Consents and Approvals	8
Section	2.6.	No Sales or Options	8
Section	2.7.	Financial Statements	8
Section	2.8.	Litigation	9
Section	2.9.	Absence of Changes or Events	9
Section	2.10.	Compliance with Laws: No Default	9
Section	2.11.	Real Property	9
Section	2.12.	Material Contracts	10
Section	2.13.	Licenses and Permits	10
Section	2.14.	Intellectual Property and Information Technology	11
Section	2.15.	Environmental Matters	11
Section	2.16.	Labor Relations; Employees	12
Section	2.17.	Employee Benefit Plans	13
Section	2.18.	Tax Matters	13
Section	2.19.	Subsidiaries	14
Section	2.20.	Brokers’ or Finders’ Fee	14
Section	2.21.	Inventory	14
Section	2.22.	Title to and Condition of Assets	14
Section	2.23.	Affiliate Transactions	14
Section	2.24.	Foreign Corrupt Practices Act	15
Section	2.25.	Warranties	15
Section	2.26.	Customers and Suppliers	15
Section	2.27.	Disclosure	15
Section	2.28.	Limitation of Representations and Warranties	16

ARTICLE III		Representations and Warranties of Buyer	16
Section	3.1.	Organization; Power	16
Section	3.2.	Authority; No Violation; Etc	16
Section	3.3.	Consents and Approvals	17
Section	3.4.	Litigation	17
Section	3.5.	Buyer's Sophistication	17

Section	3.6.	Due Diligence; Access to Information; Non-Reliance	17
Section	3.7.	Investment Intent	18
Section	3.8.	Legend	18
Section	3.9.	Brokers’ or Finders’ Fees	18
Section	3.10.	Radar Business Receivables	19
Section	3.11.	Disclosure	19
Section	3.12.	Limitation of Representations and Warranties	19

ARTICLE IV		Intentionally Omitted	19

ARTICLE V		Additional Covenants and Agreements	20
Section	5.1.	Confidentiality; Non-Disparagement	20
Section	5.2.	Public Announcements	21
Section	5.3..	Obligations with Respect to Employees	21
Section	5.4.	Certain Costs	22
Section	5.5.	Name Changes of Acquired Company	22
Section	5.6.	Honoring of Existing Purchase Orders	22
Section	5.7.	Further Assurances	23
Section	5.8.	Accounting and Other Assistance	23
Section	5.9.	Post-Closing Tax Matters	24
Section	5.10.	Seller Guarantees and Existing Letters of Credit	28
Section	5.11.	Contracts of the Non-Radar Buisnesses	28
Section	5.12.	Royalties; Other Consideration	29
Section	5.13.	Powell Guarantees; Liens	.29
Section	5.14.	Transition Services	29
Section	5.15.	Expenses	30
Section	5.16.	Good Faith Performance	30

ARTICLE VI		Non-Competition; Non-Solicitation	30

ARTICLE VII		Closing Deliveries	32
Section	7.1.	Deliveries to Buyer at the Closing	32
Section	7.2.	Deliveries to Seller at the Closing	33

ARTICLE VIII		Indemnification	33
Section	8.1.	Survival of Representations and Warranties	33
Section	8.2.	Survival of Covenants and Agreements	34
Section	8.3.	Indemnification by Seller	34
Section	8.4.	Indemnification by Buyer and the Acquired Company	34
Section	8.5.	Procedure; Notice of Claims	35
Section	8.6.	Procedure- Third Party Claims	36
Section	8.7.	Remedies	37
Section	8.8.	Certain Limitations	38
Section	8.9.	Knowledge	39

ARTICLE IX		Miscellaneous Provisions	39
Section	9.1.	Entire Agreement; Assignment; Amendments and Waivers	39

Section	9.2.	Validity	40
Section	9.3.	Notices	40
Section	9.4.	Governing Law, Forum Selection, Jurisdiction	41
Section	9.5.	Waiver of Jury Trial	42
Section	9.6.	Descriptive Headings	42
Section	9.7.	Parties in Interest	42
Section	9.8.	Specific Performance	42
Section	9.9.	Disclosure Generally	42
Section	9.10.	Counterparts	43
Section	9.11.	Attorney's Fees	43
Section	9.12.	Interpretation	43

Appendix A.		Certain Definitions	A-1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of May 15, 2008, is made by and between AEROFLEX INCORPORATED, a Delaware corporation (“Seller”), And STAR DYNAMICS HOLDINGS, LLC AND TAZ VENTURES, LLC, each a limited liability company under the laws of the State of Florida (hereinafter jointly and severally referred to herein as “Buyer”).

R E C I T A L S

A.  Aeroflex Powell, Inc., an Ohio corporation (“Powell” or the “Acquired Company”), is engaged in the development, manufacture, sale and service of certain radar systems (the "Radar Business").

B.  Powell was formerly engaged in certain other product lines and businesses including synthetic test systems and broadband systems (the “Non-Radar Businesses”).

C.  Prior to the execution of this Agreement, pursuant to a certain Assignment and Assumption Agreement, Powell transferred to Aeroflex High Speed Test Solutions, Inc. (“Solutions”), substantially all of its assets and liabilities relating to, and those of its employees (the “Retained Employees”) involved with, the Non-Radar Businesses as well as all such other assets not dedicated to the Radar Business (the “Powell Non-Radar Business Transfer”), and to the Seller, by way of a dividend or otherwise in respect of the inter-company indebtedness owed by Powell to the Seller (i) all of the Licensed Technology as described in the License Agreement (the “Radar IP Transfer”) and (ii) all of the issued and outstanding common stock of Solutions.

D.  Seller is the sole and legal beneficial owner of 500 shares of the capital stock of Powell (the “Shares”), which Shares constitute all of the authorized, issued and outstanding capital stock of Powell.

E. Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller for the consideration and on the terms set forth in this Agreement.

F. Certain capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Appendix A attached to this Agreement.

A G R E E M E N TS

In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in order to set forth the terms and conditions of the sale of the Shares (the “Transaction”) and the manner of effecting the Transaction, the parties hereto agree as follows:

ARTICLE I
Sale and Transfer of Shares; Closing

Section 1.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

Section 1.2. Purchase Price. The purchase price to be paid by Buyer for the Shares shall be $750,000 USD (the “Purchase Price”). The Purchase Price shall be paid at the Closing by wire transfer in immediately available funds to an account designated in writing by Seller no less than two (2) days prior to the Closing.

Section 1.3. Closing. The consummation of the Transaction (the “Closing”) shall take place simultaneously with the execution of this Agreement in the offices of Moomjian, Waite, Wactlar & Coleman, LLP, 100 Jericho Quadrangle, Jericho, New York (the date on which the Closing takes place being referred to as the “Closing Date”). All actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously. For federal income tax purposes the Closing shall be deemed to be effective at 11:59 p.m. Eastern time on the Closing Date.

ARTICLE II
Representations and Warranties of Seller

Seller represents and warrants to Buyer as of the date hereof (except as otherwise expressly indicated) as follows:

Section 2.1. Organization; Power.

(a) The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b) The Acquired Company has all requisite corporate power and authority to own or use or lease its properties and assets that it owns or uses or leases and to carry on its business as it is now being conducted. The Acquired Company has all requisite power and authority to enter into, execute and deliver this Agreement and to consummate the Transaction.

(c) The Acquired Company is duly qualified or licensed and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property or assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Acquired Company is 500 shares of common stock, of which 500 shares are issued and outstanding, and comprise the Shares as defined in the Preamble. All of the Shares have been duly authorized and validly issued in accordance with Applicable Law, are fully paid and non-assessable, and have not been issued in violation of the certificate or articles of incorporation and bylaws of the Acquired Company or the preemptive rights of any Person.

(b) Neither Seller nor the Acquired Company is a party to any outstanding subscriptions, contracts to purchase capital stock or other securities, conversion privileges, options, warrants or rights of any kind, with respect to the purchase, sale or voting of any securities of the Acquired Company or of the Shares.

Section 2.3. Authority; No Violation.

(a) The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction have been duly and validly authorized by all necessary corporate or other action on the part of Seller and the Acquired Company. This Agreement and the Related Agreements are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Neither the execution nor delivery of this Agreement, nor the consummation of the Transaction, nor compliance by Seller with any of the provisions of the Agreement, will:

(i) conflict with, violate, result in a breach of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the articles of incorporation or bylaws of Seller, or any of the terms, conditions or provisions of any Material Contract (assuming receipt of any necessary consents);

(ii) violate any Order to which the Seller or the Acquired Company is subject; or

(iii) to Seller’s Knowledge, violate any Applicable Law to which the Seller or the Acquired Company is subject.

Section 2.4. Ownership of Shares.

Seller has good and marketable title to the Shares, free and clear of any Liens, except Permitted Liens, and has the right, power and authority to sell and transfer the Shares to Buyer in the manner provided herein. The Shares are not subject to any voting trust or voting agreement, nor is any proxy in effect with respect thereto. At Closing, Seller shall transfer to Buyer good and marketable title to the Shares free and clear of any Liens except Permitted Liens.

Section 2.5. Consents and Approvals.

Except as set forth in Schedule 2.5, the execution, delivery and performance of this Agreement by Seller, and the consummation of the Transaction, will not require any notice to, action of, filing with, or consent, authorization, order or approval from, any Governmental Authority, or any third party under any Material Contract.

Section 2.6. No Sales or Options.

Except for this Agreement, since the Latest Balance Sheet Date, the Acquired Company has not entered into any agreement for the sale of, or given any Person an option to purchase, all or any part of the assets of the Radar Business, other than sales of inventory items in the Ordinary Course of Business, sales of supplies in the Ordinary Course of Business, or the disposal of machinery or equipment in the Ordinary Course of Business.

Section 2.7. Financial Statements.

(a) Attached as Schedule 2.7 are unaudited historical Financial Statements relating to the Radar Business prior to the Radar IP Transfer. The Financial Statements (i) were prepared in a manner consistent with Past Practice, (ii) the balance sheets included therein, respectively, present fairly in all material respects the financial condition of the Radar Business, as at the dates referred to therein, and (iii) the income statements included therein, respectively, present fairly in all material respects the results of operations of the Radar Business, for the periods referred to therein.

(b) Other than to the extent (i) disclosed on Schedule 2.7(b), (ii) reflected or reserved against in the balance sheet as at February 29, 2008 (the “February 29, 2008 Balance Sheet”), or (iii) disclosed elsewhere in this Agreement or any other Schedule hereto, there are no material Liabilities or obligations of the Radar Business except Liabilities and obligations incurred in the Ordinary Course of the Radar Business subsequent to February 29, 2008 (the “Latest Balance Sheet Date”).

(c) The financial records of the Acquired Company with respect to the Radar Business are complete and accurate in all material respects and have been properly maintained in all material respects in accordance with Applicable Law.

(d)  The books and stock records of the Acquired Company are complete and accurate in all material respects and have been maintained in accordance with sound business practices.

Section 2.8. Litigation.

There is neither any suit, claim, action or proceeding pending by or against the Acquired Company before any Governmental Authority, nor to the Knowledge of Seller, is any such suit, claim, action, proceeding or investigation threatened against Seller before any Governmental Authority, in each case, (i) that individually, or in the aggregate, would (A) prevent, hinder or delay the execution and performance of this Agreement or the consummation of the transactions contemplated hereby or (B) result in this Agreement being declared unlawful or cause the rescission of any of the transactions contemplated hereby or (ii) that individually, or in the aggregate, if determined adversely, would be reasonably likely to have a Material Adverse Effect on the Radar Business. There are no Orders outstanding against the Acquired Company that have had or would be reasonably likely to have a Material Adverse Effect on the Radar Business.

Section 2.9. Absence of Changes or Events.

Except for the consummation of the Powell Non-Radar Business Transfer and the Radar IP Transfer or as otherwise described elsewhere in this Agreement or any schedule thereto, since the Latest Balance Sheet Date, the Acquired Company and, particularly, the Radar Business, have been conducted in the Ordinary Course, there has not been any event, circumstance or condition that has occurred that has caused or is reasonably likely to cause a Material Adverse Effect to the Radar Business, and there otherwise has been no change in the condition of the Radar Business other than changes in the Ordinary Course, none of which singly, and no combination of which, in the aggregate, have caused a Material Adverse Effect on the Radar Business.

Section 2.10. Compliance with Laws: No Default.

The Acquired Company (i) is not in violation of any Order to which the Acquired Company is subject, and (ii) is not, and has not received written notice that the Acquired Company is, in violation of any Applicable Law to which the Acquired Company is subject.

Section 2.11. Real Property.

(a) Schedule 2.11(a) contains a list of all Leased Real Property of the Acquired Company which, except as set forth in Schedule 2.11(a), is used exclusively for or in connection with the Radar Business. A true copy of all leases (and all amendments thereto presently in effect) for the Leased Real Property have been delivered to Buyer.

(b)  All of the leases for Leased Real Property are valid and binding and in full force and effect.

(c) The Acquired Company enjoys quiet possession under the leases for the Leased Real Property which are enforceable against the lessor, as applicable, in accordance with their terms. There is no default under any of the leases for the Leased Real Property on the part of the Acquired Company or, to Seller’s Knowledge, on the part of any other party thereto. To Seller’s Knowledge, no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, would reasonably be expected to constitute such default.

(d) Schedule 2.11 (d) sets forth a description of the real property owned by the Acquired Company which is used exclusively for or in connection with the Radar Business (the “Owned Real Property”).

(e) A true copy of the deed for the Owned Real Property has been delivered to the Buyer. The Acquired Company is in actual possession of the Owned Real Property and has good, indefeasible and marketable title in fee simple to, and as of the Closing will own the Owned Real Property, free and clear of any Liens or exceptions other than (i) Permitted Liens, (ii) those listed on Schedule 2.11 (e), (iii) real property Taxes, if any, affecting the Owned Real Property only, not yet due and payable, and (iv) the state of facts shown on the latest survey as of the date of such survey, (v) Liens or exceptions which do not adversely impair materially the use or value of the Owned Real Property.

Section 2.12. Material Contracts.

Schedule 2.12 sets forth a list of all Material Contracts of the Acquired Company that relate to the Radar Business. Seller has made available to Buyer true and complete copies of all such Material Contracts. Except where the same would not have a Material Adverse Effect, each such Material Contract is in full force and effect on the date hereof, and is legal, valid, binding and enforceable against the Acquired Company in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors' rights, or by general equity principles. Except as set forth on Schedule 2.12, the Acquired Company has performed all obligations required to be performed by it to date under, and is not in default in respect of, any such Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except where such a default would not have a Material Adverse Effect on the Radar Business. To the best of Seller's Knowledge, no other party to any such Material Contract is in default in respect thereto and no event has occurred which, with due notice or lapse of time or both would constitute such a default, except where such a default would not have a Material Adverse Effect. The Acquired Company has not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor, to the Knowledge of the Seller, are there any facts or circumstances which are reasonably likely to result in any such cancellation, revocation or termination. Except as set forth in Schedule 2.12, the Acquired Company has not assigned, delegated or otherwise transferred any of its rights or obligations under or with respect to any Material Contract that relates to the Radar Business.

Section 2.13. Licenses and Permits.

Except as listed in Schedule 2.13, the Acquired Company owns, holds, possesses or lawfully uses all licenses, permits, certificates, approvals, resolutions, consents and other authorizations (“Permits”) which are necessary in order to conduct the Radar Business as it is currently being conducted, except where the failure to have such Permits will not have a Material Adverse Effect on the Radar Business.

Section 2.14. Intellectual Property and Information Technology.

(a)  After the consummation of the Radar IP Transfer, all of the remaining Radar Intellectual Property will be owned by the Acquired Company, free and clear of any and all Liens, except for Permitted Liens. Except for the license by Seller of the Licensed Technology to the Acquired Company pursuant to the License Agreement, no licenses for the use of any of the Radar Intellectual Property will have been granted to any third parties other than those that may have been given in the Ordinary Course to end-users of the Acquired Company’s products. None of the Radar Intellectual Property is subject to any outstanding Order. The Radar Intellectual Property, together with the Licensed Technology is sufficient and appropriate for the conduct of Radar Business as currently conducted and as conducted prior to the Radar IP Transfer and the Powell Non-Radar Business Transfer. To the Knowledge of Seller, the Radar Intellectual Property currently used in or in connection with the Radar Business does not infringe on, or conflict with, the intellectual property rights of any Person. No claim is pending or, to the Knowledge of Seller, is threatened, to the effect that any such infringement, interference, or misappropriation has occurred. To the Knowledge of Seller, there is no infringement or unlawful or unauthorized use by any Persons of any of the Radar Intellectual Property material to the conduct of the Radar Business. All required filings, if any, have been made, and all registration, renewal and other fees payable in respect of the registered Radar Intellectual Property, if any, have been paid except where the failure to do so will not have a Material Adverse Effect on the Radar Business.

(b) All Information Technology currently used by or required to carry on the Radar Business is either owned by, or validly leased or licensed to, the Acquired Company or the Seller and its Affiliates.

Section 2.15. Environmental Matters.

Except as described in Schedule 2.15:

(a) The Owned Real Property and the Leased Real Property are and have been in material compliance with all Environmental Laws, while owned, leased or operated by the Acquired Company;

(b) The Radar Business has been operated in material compliance with all Environmental Laws;

(c) None of the assets and properties which have been or are now owned, leased or operated by the Acquired Company in connection with the Radar Business, have been used by the Acquired Company for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Materials, except in material compliance with Environmental Laws;

(d) To the Knowledge of Seller, there has not been a Hazardous Discharge on, in, under, from or to the Leased Real Property while the Acquired Company has been in possession thereof or on, in, under, from or to the Owned Real Property while owned by the Acquired Company; and

(e)  There are no Environmental Actions currently pending, or, to the Knowledge of Seller, threatened, against the Acquired Company, nor, to the Knowledge of Seller, any factual basis therefor.

Section 2.16. Labor Relations; Employees.

(a) Except as described in Schedule 2.16(a):

(i) the Acquired Company is not party to any collective bargaining agreement with respect to its work force;

(ii) no employee strike, work stoppage or lock-out is pending or, to Seller’s Knowledge, threatened against the Acquired Company;

(iii) no unfair labor practice charge or complaint is pending against the Acquired Company, or to Seller’s Knowledge, threatened;

(iv) no collective bargaining agreement is being negotiated or is subject to negotiation or renegotiation by the Acquired Company with respect to those employees of the Acquired Company employed in the Radar Business (the “Radar Employees”);

(v) no action, suit or complaint, by or before any Governmental Authority has been brought against the Acquired Company by or on behalf of any employee of the Acquired Company and is pending or, to Seller’s Knowledge, threatened; and

(vi) the Acquired Company is in material compliance with Applicable Law with respect to the employment of individuals by, or the employment practices or work conditions of, the Acquired Company or their respective terms and conditions of employment, wages and hours.

(b)  Except as set forth in Schedule 2.16(b): (i) each employee of the Acquired Company is employed on an at-will basis; and (ii) none of the Radar Employees of the Acquired Company has notified the Acquired Company that he or she plans to terminate his or her status as an employee of the Acquired Company (including upon or by reason of the consummation of the transactions contemplated hereby) and, to the Knowledge of the Seller, no such employee plans to do so.

(c) Seller has provided Buyer with a true, complete and correct list of (i) all of the Radar Employees of the Acquired Company as of two (2) business days prior to the Closing Date, (ii) the base compensation and any bonus compensation received by each such employee in the immediately preceding fiscal year of the Acquired Company, (iii) current base compensation (or hourly rates) of each such employee and any bonuses paid or scheduled to be paid to any such employee since the end of the immediately preceding fiscal year of the Acquired Company, (iv) the current titles and the number of years of continuous service of each such employee, and (v) the unused and accrued vacation and personal days entitlements, and, as of the Latest Balance Sheet Date, deferred compensation owed to such employee.

Section 2.17. Employee Benefit Plans.

(a)  All Seller Employee Benefit Plans applicable to employees of the Acquired Company are listed in Schedule 2.17(a). Except as listed in Schedule 2.17(a), no Employee Benefit Plans are sponsored or maintained by the Acquired Company. All Employee Benefit Plans have been maintained and operated substantially in accordance with both their terms and the requirements of Applicable Law, including, without limitation, ERISA and the Code. All contributions required to be made to Employee Benefit Plans have been made. Seller, as and to the extent requested by Buyer, has made available to Buyer an accurate and complete description of each Employee Benefit Plan.

(b) Each Seller Employee Pension Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service. There are no actions, suits or other claims pending with respect to any Employee Benefit Plan listed on Schedule 2.17(a) as being sponsored by the Acquired Company, other than routine claims for benefits, qualified domestic relations orders (as defined in ERISA Section 206(d)) and qualified medical child support orders (as defined in ERISA Section 609).

Section 2.18. Tax Matters.

(a) Except as disclosed in Schedule 2.18(a):

(i) Seller and/or the Acquired Company have timely filed all federal income and other Tax Returns that it or they were required to file with respect to the Acquired Company. All such Tax Returns were correct and complete. All Taxes shown on such Tax Returns have been or will be paid, or are being contested in good faith. The Acquired Company is not currently the beneficiary of any extension of time within which to file any material Tax Return;

(ii) There is no dispute or claim concerning any Tax liability of the Acquired Company asserted by any Governmental Authority in writing; and

(iii) The Acquired Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) Schedule 2.18(b) lists all federal, state, local, and foreign Tax Returns filed with respect to the Acquired Company for Taxable Periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to the Buyer correct and complete copies of all such federal, state, and local Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Acquired Company since December 31, 2006.

Section 2.19. Subsidiaries.

The Acquired Company currently has no Subsidiaries.

Section 2.20. Brokers’ or Finders’ Fee.

Except as set forth on Schedule 2.20, no agent, broker, investment banker or other person or firm acting on behalf of Seller, the Acquired Company, or any of their respective directors, officers or agents, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller or the Acquired Company, in connection with the Transaction.

Section 2.21. Inventory.

All of the inventory of the Radar Business on hand as of the Closing generally is of a quantity and quality usable and saleable in the Ordinary Course of Business of the Radar Business, subject to the applicable reserve on the February 29, 2008 Balance Sheet. Since the Latest Balance Sheet Date, all additions to, and dispositions of, inventories were made consistent with Past Practice in the Ordinary Course of the Radar Business. The reserve reflected on the February 29, 2008 Balance Sheet for excess and obsolete inventory and for physical inventory losses of the Radar Business was established in a manner consistent with Past Practice.

Section 2.22. Title to and Condition of Assets.

The Acquired Company has good, valid and marketable title to all of the assets relating to the Radar Business owned by it, free and clear of all Liens except Permitted Liens. Except as set forth in Schedule 2.22, the Acquired Company owns or has the right to use all of the assets used to carry on the Radar Business as it is presently conducted and as it was conducted immediately prior to the Radar IP Transfer and the Powell Non-Radar Business Transfer. Schedule 2.22 lists or otherwise describes all of the material assets and properties owned, leased or licensed by the Acquired Company for or in connection with the Radar Business. As currently used by the Acquired Company in the Ordinary Course of the Radar Business, all of said assets are in a good state of maintenance, repair and operating condition, ordinary wear and tear excepted.

Section 2.23. Affiliate Transactions.

(a) With regard to the Radar Business, except for the License Agreement, the Acquired Company is not a party to, or bound by, any contract with any of its Affiliates, other than on arms-length terms which are no less favorable to the Acquired Company than those which could be obtained with a third party which is not an Affiliate of the Acquired Company and other than as set forth in this Agreement or any Schedule hereto. Copies of all such contracts with Affiliates, if any, have been provided to Buyer and are listed on Schedule 2.23(a).

(b) Except for trade payables and trade receivables, all inter-company accounts providing for payment of any amount between Seller or any of its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, have been settled or assumed prior to Closing. Except for transition arrangements pursuant to the Transition Services Agreement, as of the Closing there will be no agreements between the Seller or any of its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company on the other hand.

Section 2.24. Foreign Corrupt Practices Act.

The Acquired Company has not received written notice, nor does Seller have Knowledge that, the Acquired Company has made any payments to the representatives of any foreign Governmental Authority for the purpose of keeping or obtaining business in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other comparable Applicable Law.

Section 2.25. Warranties.

Except to the extent adequately covered by applicable reserves recorded on the February 29, 2008 Balance Sheet, if any, to the Knowledge of Seller, with regard to the Radar Business, other than in the Ordinary Course, there are no product or service defects or deficiencies or any incidents that have occurred prior to the Closing Date which are reasonably likely to result in any material Losses, claims, damages or Liabilities based upon the breach of any express or implied warranties given in connection with such products sold and services provided by the Radar Business. All known product or service defect or warranty claims and those of which Seller has knowledge are threatened, are set forth on Schedule 2.25.

Section 2.26. Customers and Suppliers

(a) Schedule 2.26(a) lists the five largest customers by dollar volume of the Acquired Company during the twelve (12) month period ended February 29, 2008, and all suppliers whose sales to the Acquired Company amounted to more than $100,000 during the twelve (12) month period ended February 29, 2008.

(b) Except as set forth on Schedule 2.26(b), there exists no actual or, to the Knowledge of the Seller, threatened, termination or cancellation of, or any materially adverse change in, the business relationship that any of the customers or suppliers identified in Section 2.26(a) has with the Acquired Company.

Section 2.27. Disclosure

The representations and warranties contained in this Article II (including the schedules thereto) do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such representation and warranty, including, but not limited to, materiality, Material Adverse Effect and Knowledge, to make such representation and warranty not misleading.

Section 2.28. Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANY OR THE RADAR BUSINESS. BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLER AND ITS REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER.

ARTICLE III
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof (except as otherwise expressly indicated) as follows:

Section 3.1. Organization; Power.

(a) Each of Gorlin, LLC and Becnel, LLC is limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The members of each of Gorlin, LLC and Becnel, LLC, and their respective equity ownership interests, are set forth on Schedule 3.1(a).

(b) Buyer has all the requisite corporate power and authority to own, lease and operate its assets, to carry on its business as it is now being conducted and to enter into, execute and deliver this Agreement, to consummate the Transaction, and to comply with and fulfill the terms and conditions of this Agreement.

(c) The Buyer is duly qualified or licensed and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property or assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2. Authority; No Violation; Etc.

(a) The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, nor compliance by Buyer with any of the provisions of the Agreement, will:

(i) conflict with, violate, result in a breach of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the articles of incorporation or bylaws of Buyer, or any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which Buyer is a party or by which Buyer may be bound;

(ii) violate any Order to which the Buyer or its assets is subject; or

(iii) to Buyer’s Knowledge, violate any Applicable Law to which the Buyer or its assets is subject.

Section 3.3. Consents and Approvals.

Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the Transaction, will not require any notice to, action of, filing with or consent, authorization, order or approval from, any Governmental Authority or any other third Person.

Section 3.4. Litigation.

There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened before any Governmental Authority, in each case, (i) that questions the validity of this Agreement or any Related Agreements or any action to be taken by Buyer in connection with this Agreement or any Related Agreements, (ii) that, individually or in the aggregate, would (A) have a Material Adverse Effect on Buyer, (B) prevent, hinder or delay the execution and performance of this Agreement or the consummation of the transactions contemplated hereby or (C) result in this Agreement being declared unlawful or cause the rescission of any of the transactions contemplated hereby. There are no Orders against Buyer that have had or would have a Material Adverse Effect on Buyer.

Section 3.5.  Buyer’s Sophistication.

In connection with its decision to purchase the Shares, Buyer, on behalf of itself and its Affiliates and related parties, acknowledges, understands and agrees that Buyer and its members are sophisticated parties with such knowledge and experience in business matters that they appreciate the merits and risks of purchasing the Shares and consummating the Transaction on the terms and conditions set forth herein.

Section 3.6.   Due Diligence; Access to Information; Non-Reliance.

Buyer and its representatives have reviewed or otherwise had full access to, all of the books, records, documents, contracts, properties, assets, and financial and other information and personnel of or pertaining to the Acquired Company and the Radar Business to the extent that Buyer deemed necessary in order to evaluate the same and make a considered determination to purchase the Shares and consummate this Transaction on the terms and conditions set forth herein. In electing to enter into this Agreement and consummate the Transaction, Buyer is neither relying upon, nor has it been induced by, any representations, warranties, forecasts, projections, statements and/or promises or assurances of any kind not expressly set forth in this Agreement or in any of the Related Agreements, and with respect to those representations and warranties set forth in Article II hereof, Buyer is relying upon only those which the Buyer does not actually know to be untrue in any material respect as of the Closing Date.

Section 3.7. Investment Intent.

Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

Section 3.8. Legend.

Buyer understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances. The Buyer acknowledges and agrees that the certificates evidencing the Shares shall bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE TRANSFERRED, ASSIGNED OR SOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.”

Section 3.9. Brokers’ or Finders’ Fees.

No agent, broker, investment banker or other Person acting on behalf of Buyer or its directors, members, officers or agents, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the Transaction.

Section 3.10. Radar Business Receivables.

Buyer acknowledges that all of the receivables of the Radar Business except for those created on and after May 3, 2008 have been transferred to Solutions prior to the Closing Date pursuant to the Assignment and Assumption Agreement.

Section 3.11 Disclosure

The representations and warranties contained in this Article III (including the schedules thereto) do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such representation and warranty, including, but not limited to, materiality, Material Adverse Effect and knowledge, to make such representation and warranty not misleading.

Section 3.12. Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, BUYER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED. SELLER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT BUYER HAS NOT MADE, AND BUYER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND SELLER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND SELLER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST BUYER AND ITS REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO SELLER AND ITS REPRESENTATIVES BY OR ON BEHALF OF BUYER.

ARTICLE IV
(Intentionally Omitted)

ARTICLE V
Additional Covenants and Agreements

Section 5.1. Confidentiality; Non-Disparagement.

(a)   (i) The Seller acknowledges that it has had access to, and use of, Confidential Information of the Radar Business prior to the Closing. The Seller covenants that, without written authorization from the Acquired Company, it shall not at any time hereafter, directly or indirectly, use for its own purpose or for the benefit of any Person other than the Acquired Company, any of such Confidential Information, or disclose any of such Confidential Information to any Person, provided, however, Seller and its Affiliates (other than the Acquired Company) shall be entitled to use any of such Confidential Information that they are currently using or have used at any time in the past with respect to any product currently being made or made at any time during the twelve month period immediately prior to the Closing (including any future version of any such product) by the Seller or any of its Affiliates (other than the Acquired Company) or any service currently being provided or provided at any time during the twelve month period immediately prior to the Closing by the Seller or any of its Affiliates (other than the Acquired Company).

(ii) The Buyer acknowledges that certain of the Radar Employees have had access to, and use of, Confidential Information of the Seller and the Non-Radar Businesses prior to the Closing. The Buyer covenants that, without written authorization from the Seller or the Non-Radar Businesses, neither it nor the Acquired Company shall at any time hereafter, directly or indirectly, use for their own purpose or for the benefit of any Person other than the Seller and the Non-Radar Businesses, any of such Confidential Information, or disclose any of such Confidential Information to any Person, provided, however, the Acquired Company (and Buyer) shall be entitled to use any of such Confidential Information that the Radar Business is currently using or has used at any time in the past with respect to any product currently being made or made at any time during the twelve month period immediately prior to the Closing (including any future version of any such product) by the Radar Business or any service currently being provided or provided at any time during the twelve month period immediately prior to the Closing by the Radar Business.

(b) Nothing herein shall prevent any disclosure required by Applicable Law or any Order of a Governmental Authority, provided that the Party requested to make such disclosure (the “Disclosing Party”), prior to any such disclosure, shall give the other Party (the “Non-Disclosing Party”) prompt notice of any such requirement, shall cooperate with the Non-Disclosing Party in obtaining a protective order or other means of protecting the confidentiality of the Confidential Information at the Non-Disclosing Party’s cost, and shall disclose only that Confidential Information that is legally required to be disclosed.

(c) To the extent that the same may be appropriate, either Party shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any threatened or further violation of the covenant contained in this Section 5.1 in addition to any other rights or remedies at law, in equity or under this Agreement to which such Party may be entitled.

Section 5.2. Public Announcements.

The Parties shall consult with each other before issuing any press releases or public announcements on or after the Closing Date with respect to this Agreement, the Transactions contemplated hereby and/or the performance of the obligations required to be performed by either or both of them hereunder, and none of the Parties shall issue any other press release or make any public statement pertaining to this Agreement or the Transactions contemplated hereby prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld or delayed.

Section 5.3. Obligations with Respect to Employees.

(a) General Obligation. Except as otherwise provided in Section 5.3(b) hereof, the Closing of this Agreement shall not be deemed to cause a termination of employment of the Radar Employees of the Acquired Company.

(b) Employee Pension Benefit Plans. Effective as of the Closing, the Acquired Company shall cease to be a participating employer under all Seller Employee Pension Benefit Plans, and all Radar Employees shall be deemed to have incurred a termination of employment for all purposes of such plans. As of the Closing Date, all Radar Employees shall cease to be active participants under all Seller Employee Pension Benefit Plans and continued employment with the Acquired Company shall not be credited for any purposes of such plans. The Radar Employees shall be entitled to a distribution of their vested benefits from such plans, only in accordance with the terms of such plans and Applicable Law, based upon their service with Seller, its ERISA Affiliates and the Acquired Company on or before the Closing Date.

(c ) Employee Welfare Benefit Plans and other Plans. Effective as of the Closing Date, all Radar Employees shall cease to be participants in all Seller Employee Welfare Benefit Plans.

The Seller shall remain responsible for all claims covered under the Seller’s Health Plans that are incurred prior to the last day of the month in which the Closing Date occurs (the “Coverage Termination Date”) by or relating to covered Radar Employees and their covered spouses and covered dependents. The Acquired Company and Buyer shall assume, retain and otherwise be fully responsible for all claims by or relating to the Radar Employees and their spouses and dependents that (i) were incurred prior to the Coverage Termination Date, to the extent not covered by the Seller’s Health Plans and/or (ii) are incurred subsequent to the Coverage Termination Date.

(d) Other Obligations. Buyer and the Acquired Company shall assume, retain and otherwise be fully responsible for all liability of the Acquired Company and/or the Seller for and in respect of accrued but unpaid salaries, wages, vacation pay, deferred compensation, bonuses, commissions and sick pay of the Radar Employees.

(e) Enforceability. This Section 5.3 shall survive consummation of this Agreement and the Transaction, is intended to benefit Seller, Buyer and their respective Affiliates, and shall be binding on Seller, Buyer, the Acquired Company and their respective successors and assigns. No one shall be considered a third party beneficiary of this Section 5.3 (or any related provisions of this Agreement). Accordingly, no one other than the Parties to this Agreement shall have the right to enforce the provisions of this Section 5.3 (or any related provisions of this Agreement) or to maintain any other legal or equitable action of any kind with respect to such provisions.

Section 5.4. Certain Costs.

In connection with consummating the Transaction, Buyer shall pay, when due, and comply with all relevant formalities relating to, any conveyance, transfer, sales, use, stamp, registration, notarial, recording and other similar Taxes and fees, including any penalties and interest, arising out of or in connection with the transfer of the Shares and the assets of the Acquired Company to Buyer.

Section 5.5. Name Changes of Acquired Company.

(a) No later than five (5) business days after the Closing Date, Buyer shall amend the certificate of incorporation, bylaws and other organizational documents of the Acquired Company to exclude any reference to “Aeroflex,” alone or in combination with any other words or terms, or any variation of such words or terms. Contemporaneously with the amendment of the organizational documents as herein contemplated after the Closing Date, Buyer and Acquired Company shall cease doing business under or utilizing as a trademark, trade name, or service mark, any of the foregoing names.

(b) Subject in all respects to Section 5.11, in connection with the obligations on the part of the Buyer as set forth in subsection (a) above, Buyer and Acquired Company shall remove or cover, or shall have caused to be removed or covered, within a period of one (1) month after the Closing Date, the trademarks and/or trade names “Aeroflex” alone or in combination with any other words or terms, or any variation of other words or terms; or any other words or terms owned by, used by, or associated with Seller or its Subsidiaries and Affiliates, or any derivative of such name or term, from labels, containers, signs, panels, flags, brochures, manuals, literature, real property signage, vehicles and other material or matter (regardless of medium) transferred to Buyer or used in the business of the Acquired Company.

(c) For the avoidance of doubt, except as expressly provided in this Section 5.5 and as otherwise may be required by Section 5.11 regarding the performance of Non-Radar Business Agreements after the Closing, Buyer and the Acquired Company shall have no right to use any of Seller’s trademarks, trade names or service marks.

Section 5.6. Honoring of Existing Purchase Orders.

Following the Closing, Seller agrees to, and agrees to cause its Affiliates (other than the Acquired Company) to, honor the terms of all purchase orders between the Acquired Company, on the one hand, and the Seller and/or any of the Seller’s Affiliates (other than the Acquired Company), on the other hand, relating to the Radar Business and in existence immediately prior to Closing. Any invoices for products or services issued by the Acquired Company after Closing shall be exclusively for the account of Acquired Company and Seller shall have no rights thereto.

Section 5.7. Further Assurances.

(a) From and after the Closing, upon reasonable request of Seller or Buyer, the other Party shall, at its own expense, do such further acts as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement, including, without limitation, obtaining consents from any third party. Notwithstanding the foregoing, from and after the Closing, upon reasonable request of Buyer, Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver to and vest in Buyer ownership of all the Shares consistent with the terms of this Agreement.

(b) Each Party recognizes that the other Party may need financial or other data with respect to the Shares or assets of the Acquired Company and the Acquired Company’s business covering several fiscal periods prior to or after the Closing Date in order to comply with the rules and regulations of Governmental Authorities. The Parties shall render reasonable cooperation to each other and their auditors to provide such information. The Party requesting assistance shall bear all reasonable out-of-pocket costs and expenses incurred by such assisting Party (excluding salaries and wages and related costs of benefits of its employees) and such assistance shall be subject to compliance by the requesting Party with the assisting Party’s usual requirements regarding security and confidential treatment of information. No Party shall be liable to any other Party for any such information or data given, or for the accuracy or completeness thereof, except concerning information covered by the representations and warranties contained in this Agreement.

Section 5.8. Accounting and Other Assistance.

(a) Following the Closing, Buyer shall assist Seller and its Subsidiaries and Affiliates, where such assistance is reasonably required, in the completion of the accounting of the Acquired Company for any period preceding the Closing and, in connection therewith, shall use its commercially reasonable efforts to assist Seller and its Subsidiaries in the completion of the financial statements for any such period prior to the Closing and any audits that may be conducted in connection therewith or relating thereto.

(b) From time to time, as may be reasonably required, in connection with claims or actions brought by or against third parties based upon events or circumstances of the Acquired Company’s business occurring prior to the Powell Non-Radar Business Transfer and/or the Closing Date, duly authorized representatives of Seller shall, upon reasonable prior notice to Buyer, have access to the Acquired Company during normal business hours at mutually agreed upon times, provided that the operations and business of such Acquired Company is not materially and adversely affected thereby. In addition to the rights of access provided in this Section 5.8, Buyer shall, at the request of Seller, provide reasonable information or documents (or reasonable assistance in collecting such information or documents) in Buyer’s possession necessary for the prosecution or defense of such claims or actions at mutually agreed upon times and will use reasonable efforts to make Buyer’s employees available as witnesses in connection with such claims or actions when reasonably requested by Seller. Seller shall reimburse Buyer for all reasonable out-of pocket costs and expenses incurred by Buyer (excluding salaries and wages and related costs of benefits of its employees) in providing such assistance.

Section 5.9. Post-Closing Tax Matters.

(a) Buyer agrees that it will not make any election under section 338 of the Code (whether under section 338(g) of the Code or under section 338(h)(10) of the Code), or any comparable election under state or local law, with respect to the acquisition of the Shares of the Acquired Company.

(b) The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(i) Taxable Periods Ending on or Before the Closing Date. Seller, with Buyer’s assistance, where reasonably required, to be provided by Buyer upon request, shall timely prepare or cause to be prepared in a manner consistent with Past Practice and file or cause to be filed all Tax Returns that are required to be filed for the Acquired Company for all Taxable Periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall provide to Buyer copies (or, in the case where the Acquired Company was part of a group of companies filing a consolidated, unitary or combined return, pro forma copies) of all such Tax Returns and any amendments thereto before such Tax Returns are required to be filed. Seller shall pay, or cause to be paid, all such Taxes due in connection with such Tax Returns, whether shown on such Tax Returns or determined subsequently on audit. For the avoidance of doubt, it is understood that any tax effect resulting from the Powell Non-Radar Business Transfer shall be deemed to be incurred by Seller as part of its consolidated Taxex prior to the Closing Date.

(ii) Taxable Periods Beginning Before and Ending After the Closing Date.

(A)  Buyer shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Company that are required to be filed for Taxable Periods which begin before the Closing Date and end after the Closing Date. Buyer shall provide to Seller copies of all such Returns and any amendments thereto at least thirty (30) calendar days before such Tax Returns are required to be filed. Seller shall notify Buyer of any proposed revisions to such Tax Returns within fifteen (15) calendar days after receipt of such Tax Returns from Buyer. Buyer and Seller agree to attempt to resolve in good faith any dispute concerning the reporting of any item on such Tax Return. In the event Buyer and Seller are unable to resolve such dispute, Buyer and Seller shall engage the Accounting Firm to resolve such dispute and agree that the decision of such firm shall be binding and conclusive on both Buyer and Seller. The Accounting Firm shall allocate its costs associated with such decision equally between the parties. Seller shall pay to Buyer within fifteen (15) calendar days after the later of (i) the date on which Taxes are paid with respect to such periods, or (ii) the date on which such Tax Return is filed, an amount equal to the portion of such Taxes that relates to the portion of such Taxable Period ending on the Closing Date to the extent such Taxes are not reflected in any reserve for Tax liability accrued on the February 29, 2008 Balance Sheet. In the event that the Taxes reflected in any such reserve for Tax liability shall exceed the portion of such Taxes that relates to the portion of such Taxable Period ending on the Closing Date, Buyer shall pay such excess to Seller within fifteen (15) days after the later of (I) the date on which Taxes are paid with respect to such period or (II) the date on which such Tax Return is filed. Neither the Buyer nor any of its Affiliates shall file any amended Tax Returns for any periods (or portion thereof) ending on or before the Closing Date for or in respect of the Acquired Company without the prior written consent of the Seller, which consent shall not be unreasonably withheld or unduly delayed.

(B) For purposes of this Section 5.9, in the case of any Taxes for a Taxable Period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable Period ending on the Closing Date shall be determined as follows:

(I) In the case of any Tax based upon or related to income, receipts or payroll, the pre-Closing Date portion of such Tax shall be deemed equal to the amount that would be payable if the relevant Taxable Period ended on the Closing Date.

(II) Real and personal property Taxes with respect to any assets of the Acquired Company shall be prorated based on the ratio of the number of days in the pre-Closing Date period to the number of days in the actual taxable period with respect to which such Tax is due. Sales and use taxes shall be deemed to accrue as property is purchased, sold, used, or transferred. All other taxes (other than those specified in clause (I)) shall accrue in accordance with local generally accepted accounting principles.

(C)  Any credits relating to a Taxable Period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable Period ended on the Closing Date.

(D) All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the Prior Practice of the Acquired Company.

(iii) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Acquired Company, and any amounts credited against Tax to which Buyer or the Acquired Company becomes entitled, that relate to Taxable Periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (net of any Taxes imposed with respect to the receipt or accrual of such refund and interest and reasonable expenses incurred in connection with obtaining the refund) within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Acquired Company for Taxable Periods ending on the Closing Date, the Buyer shall pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto. Any Tax refunds that are received by Seller and any amounts credited against Tax to which Seller becomes entitled that relate to the assets, income or activities of the Acquired Company for Taxable Periods beginning after the Closing Date shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit (net of any Taxes imposed with respect to the receipt or accrual of such refund and interest and reasonable expenses incurred in connection with obtaining the refund) within fifteen (15) days after receipt or entitlement thereto.

(iv) Audits and Adjustments.

(A) Seller will conduct and control all Tax audits of Tax Returns relating to the Acquired Company for all periods ending on or prior to the Closing Date. Seller shall be responsible for the payment of any deficiency resulting from such audit insofar and to the extent provided in this Section 5.9. Buyer shall reimburse Seller for any payments related to such deficiencies to the extent the expected liability for such deficiency was reflected in any reserve for Tax liability accrued on the February 29, 2008 Balance Sheet.

(B) If (I) any deduction from income taken by Seller or the Acquired Company for (or related to) periods ending on or prior to the Closing Date is ultimately disallowed or the income for tax purposes of Seller or the Acquired Company is otherwise increased on audit by the Internal Revenue Service and (II) Buyer or the Acquired Company may realize either increased deductions or a reduction in gross income for or in periods ending subsequent to the Closing Date as a direct or indirect result of such action by the Internal Revenue Service, then Buyer shall reimburse Seller for the amount of any Tax Benefit. Such sum shall be paid to Seller within thirty (30) days of the realization by Buyer or its Affiliates of any Tax Benefit. Such amount shall be treated as a purchase price adjustment for U.S. income tax purposes.

(v) Cooperation on Tax Matters.

(A) Buyer, the Acquired Company, and Seller shall provide each other with such assistance, materials and relevant information, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section (including the timely filing of Tax Returns prepared by the other Party) and any audit, litigation or other proceeding with respect to Taxes imposed on Buyer, Seller, any Subsidiary or any entity affiliated with any of the foregoing. Such cooperation shall include the retention and (upon the other Party's request and at the time and place mutually agreed upon by the parties) the provision of records and information which are reasonably relevant to any such Tax Return audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (I) retain such records and information as are required to be retained by any applicable Tax authority and (II) retain such records and information in machine-readable format where appropriate such that the requesting party shall be able to readily access such records and information. The Acquired Company, Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any Taxable Period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Taxable Periods plus 120 days, and to abide by all record retention arrangements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Company, or Seller, as the case may be, shall allow the other Party to take possession of such books and records. The requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this Section 5.9 shall be maintained in confidence, except (i) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (ii) to the extent the disclosing Party provides written permission for such disclosure.

(B) Buyer and Seller further agree, upon request, to use their best efforts to obtain any consents, rulings, certificates or other documents from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, the transactions contemplated hereby).

(C) Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(vi) Tax Credits. In the event Seller or the Acquired Company has received the benefit of any Tax credit with respect to any taxable period ending before, or including, the Closing Date, and such credit is recaptured as a result of any action or inaction by Buyer or the Acquired Company that is taken (or not taken) subsequent to the Closing Date, such recapture shall be the responsibility of Buyer. Accordingly, (I) if Seller had previously received the benefit of such recaptured credit, Buyer shall promptly pay to Seller (on a grossed-up basis to reflect any Taxes owed by Seller on such payment if appropriate) the amount of the recaptured credit and (II) if the Acquired Company had previously received the benefit of such recaptured credit, Seller shall have no obligation to indemnify Buyer or the Acquired Company with respect to any Loss related to such recaptured credit. Those Tax credits of which the Seller is aware are listed on Schedule 5.9(b)(vi).

(vii) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (a) the Acquired Company on one hand, and (b) the Seller and any of its Affiliates (other than the Acquired Company), on the other hand, shall be terminated effective as of the Closing and have no further effect for any taxable year or period (whether past, present, or future year or period), and no additional payments shall be made thereunder after the Closing Date with respect to any period in respect of the redetermination of Tax liabilities or otherwise.

(viii) Buyer and Seller Covenants and Indemnity. Except as otherwise provided herein, Buyer agrees that it will pay when due, or shall cause the Acquired Company to pay when due, all Taxes that become due and payable after the Closing Date and to indemnify and hold Seller and its Affiliates harmless from and against any liability for any such Taxes, including any Losses associated therewith. In addition, Buyer agrees that neither Buyer nor the Acquired Company or any of Buyer’s Affiliates shall take any action, nor refrain from taking any action, to the extent that such action (or inaction) shall have the effect of causing Seller (or any entity that is controlled directly or indirectly by Seller) to become liable for the payment of any Taxes that it would not have been liable for in the absence of any such action or inaction. Except as otherwise provided herein, Seller agrees that it will pay when due all Taxes that become due and payable with respect to Taxable Periods ending on or prior to the Closing Date and to indemnify and hold Buyer and its Affiliates harmless from and against any liability for any such Taxes. Seller agrees that neither Seller nor any of Seller’s Affiliates (other than the Acquired Company) shall after the Closing Date take any action, nor refrain from taking any action (other than exercising any of Seller’s rights under this Agreement including, but not limited to, preparing any Tax Returns), to the extent that such action (or inaction) shall have the effect of causing Buyer (or any entity that is controlled directly or indirectly by Buyer) to become liable for the payment of any Taxes that it would not have been liable for in the absence of any such action or inaction.

(c) Except to the extent such treatment is inconsistent with other provisions of this Agreement, any payments made pursuant to the provisions of this Agreement shall be treated by both Buyer and Seller for income tax purposes as an adjustment to the Purchase Price.

Section 5.10. Seller Guarantees and Existing Letters of Credit.

(a) Buyer shall make all necessary arrangements to replace as of the Closing Date all of the letters of credit provided by, or issued on the basis of the credit or under the existing credit agreement of, Seller, that relate to the Radar Business and are (i) outstanding on the Closing Date and (ii) listed on Schedule 5.10(a) (the “Existing Letters of Credit”). Buyer also shall make all necessary arrangements to replace as of the Closing Date with its own guarantee (“Buyer Guarantee”) any outstanding guarantees (the “Seller Guarantees”) of the obligations of the Acquired Company relating to the Radar Business that were issued or made by Seller or any of its Affiliates (other than the Acquired Company) as listed on Schedule 5.10(a).

(b) In the event that after the Closing, Seller or any of its Affiliates is required to make any payment under any of the Existing Letters of Credit or the Seller Guarantees, then Buyer shall reimburse Seller within twenty (20) days after receipt of written demand by Seller for such amount.

(c) Buyer is aware that because of the change of ownership of the Acquired Company which will occur upon the consummation of this Transaction, a condition to obtaining the consent of the Landlord as required under the terms of the lease for the premises located at 383 Liberty Road, Powell, Ohio (the “Powell Lease”), is the Seller’s unconditional guarantee of the Acquired Company’s performance under the Powell Lease for the balance of the current lease term (the “Seller’s Powell Lease Guarantee”). As security for the fulfillment of its and the Buyer’s indemnification obligations pursuant to Section 8.4 (d) (iii) in the event that the Seller is required to make any payments under or in connection with the Seller’s Powell Lease Guarantee, the Buyer shall cause the Acquired Company, at the Closing, to execute in favor of the Seller, a first mortgage and security instrument (the “Powell Mortgage”) on that certain land owned by the Acquired Company and described more fully in Schedule 2.11(d).

Section 5.11. Contracts of the Non-Radar Businesses.

If, as of the Closing Date, any contract (each, a “Non-Radar Business Agreement”) that is intended to be transferred in connection with the Powell Non-Radar Business Transfer (i) is not capable of transfer and/or assignment, or (ii) requires the consent of a third party in order to effect such assignment, and such consent has not been obtained, then, to the extent that there are obligations on the part of the Non-Radar Businesses to perform obligations under such Non-Radar Business Agreements, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which the Non-Radar Businesses would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations under such Non-Radar Business Agreements including subcontracting, sub-licensing or sub-leasing to the Non-Radar Businesses, or under which the Acquired Company would enforce for the benefit of the Non-Radar Businesses, with the Non-Radar Businesses assuming the Acquired Company’s obligations, any and all claims, rights and benefits of the Non-Radar Businesses against a third party thereto and the Non-Radar Businesses would timely perform all obligations required to be performed by the Acquired Company thereunder, in each case until the transfer thereof to the Non-Radar Businesses (or a novation) occurs. The Acquired Company will promptly pay to the Non-Radar Businesses all monies received by the Acquired Company under any such Non-Radar Business Agreement or any claim, right or benefit arising thereunder until the transfer of such Non-Radar Business Agreement to the Non-Radar Businesses is actually consummated. In this regard,

(i) the Buyer shall cause the Acquired Company to provide all reasonable facilities and assistance to enable the Non-Radar Businesses to discharge all of their obligations under the Non-Radar Business Agreements on terms set out in the Transitional Services Agreement, or, if not included therein, on comparable terms to other services provided by the Acquired Company to the Non-Radar Businesses thereunder; and

(ii)  the Non-Radar Businesses and the Seller agree to provide services to the Acquired Company in relation to such Non-Radar Business Agreements on terms comparable to the terms on which other services, if any, are provided by the Non-Radar Businesses and Seller to the Acquired Company under the Transitional Services Agreement.

Section 5.12. License of Licensed Technology

At the Closing, the Seller and the Acquired Company shall enter into the License Agreement pursuant to which, on the terms set forth therein, the Acquired Company shall pay Royalties (as defined therein) to the Seller in consideration of the license of the Licensed Technology (as defined therein) to the Acquired Company by Seller.

Section 5.13. Powell Guarantees; Liens

Seller shall make all necessary arrangements to have terminated or removed as of the Closing Date, those Liens on the assets of the Radar Business, including the mortgage on the Owned Property, listed on Schedule 5.13. Seller also shall arrange to have all those Guarantees of the Acquired Company (the “Powell Guarantees”) not given in connection with the obligations of the Radar Business, released as of the Closing Date.

Section 5.14. Transition Services.

At the Closing, the Parties shall enter into a Transition Services Agreement pursuant to which the Parties shall provide or make available to each other for the periods therein provided, the services described at the rates or prices and on the terms and conditions set forth.

Section 5.15. Expenses.

Unless otherwise expressly provided herein, and subject to Section 5.4, each of the Parties hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by such Party under this Agreement.

Section 5.16. Good Faith Performance

Buyer covenants that it will use its commercially reasonable best efforts to cause and enable the Acquired Company to perform all of its material and financial obligations under the Material Contracts, including the Powell Lease.

ARTICLE VI
Non-Competition; Non-Solicitation

Section 6.1. (a) Commencing on the Closing Date and continuing until the termination of the License Agreement (as the same may be extended), the Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, manufacture, sell, provide or offer to sell any products or services which the Radar Business currently manufactures, sells or provides or is in the process of developing or has manufactured, sold or provided during the three (3) year period immediately preceding the Closing (any such activity, a “Competitive Business”); provided, however, that Seller or any of its Affiliates (including the Non-Radar Businesses) may continue to manufacture, sell, provide or offer to sell any products or services which the Seller or any of its Affiliates (other than the Acquired Company) currently manufactures, sells or provides or is in the process of developing or has manufactured, sold or provided at any time during the twelve month period immediately preceding the Closing, notwithstanding the fact that any such activity is included in the Competitive Business. Additionally, notwithstanding anything herein to the contrary, any of Seller and its Affiliates may acquire a business that is engaged in one or more Competitive Businesses (a “Seller Acquired Business”), provided that (i) the sales revenues of the Competitive Business portion of the Seller Acquired Business constitutes less than 25% of the aggregate sales revenues of the entire Seller Acquired Business for the twelve-month period immediately preceding such acquisition and (ii) Seller offers to Buyer a one-time option to purchase the Competitive Business portion of the Seller Acquired Business in connection with its acquisition of such Seller Acquired Business at the fair market value of such Competitive Business portion at the time of such acquisition, such option to expire thirty (30) days after the date of such offer. Such Seller Acquired Business shall be treated as an Affiliate of Seller for purposes of the provisions of this Subsection 6.1.

(b) Commencing on the Closing Date and continuing until the fifth anniversary of the Closing Date, the Buyer and the Acquired Company shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, manufacture, sell, provide or offer to sell any products or services of the Non-Radar Businesses which the Non-Radar Businesses currently manufacture, sell or provide or are in the process of developing or have manufactured, sold or provided during the three (3) year period immediately preceding the Closing (any such activity, a “Competitive Business”), provided, however, that Acquired Company and the Buyer and any of their Affiliates may continue to manufacture, sell, provide or offer to sell any products or services which they currently manufacture, sell, or provide, or are in the process of developing or have manufactured, sold or provided at any time in the past notwithstanding the fact that any such activity is included in the Competitive Business. Additionally, notwithstanding anything herein to the contrary, Buyer or the Acquired Company may acquire a business that is engaged in one or more Competitive Businesses (a “Buyer Acquired Business”), provided that the Buyer and the Acquired Company do not use or make available, directly or indirectly, to such Buyer Acquired Business any of the Confidential Information of the Seller and/or the Non-Radar Businesses in derogation of the proscriptions in Section 5.1 (a) (ii). Such Buyer Acquired Business shall be treated as an Affiliate of Buyer for purposes of the provisions of this Subsection 6.1 (b).

Section 6.2. (a) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, on its account or for any other Person, solicit for hire or interfere with the employment of any Person who is an employee of the Acquired Company on the Closing Date without the written consent of the then President of the Buyer; provided, however, nothing herein shall prohibit the Seller and its Affiliates from soliciting for hire any such employee who has not been employed by the Acquired Company for a period of at least one month or hiring any employee of the Acquired Company at anytime in response to an unsolicited inquiry or approach by such employee. The use of general employment advertisements or employment agencies or search firms that are not specifically directed to recruit employees of the Acquired Company shall not be deemed to be a solicitation by Seller and its Affiliates hereunder.

(b) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Buyer and the Acquired Company shall not, and shall cause each of its Affiliates not to, directly or indirectly, on its account or for any other Person, solicit for hire or interfere with the employment of any Retained Employee without the written consent of the then President of the Seller; provided, however, nothing herein shall prohibit the Buyer or the Acquired Company and their respective Affiliates from soliciting for hire any Retained Employee who has not been employed by the Seller or a Non-Radar Business for a period of at least one month or hiring any Retained Employee at any time in response to an unsolicited inquiry or approach by such employee. The use of general employment advertisements or employment agencies or search firms that are not specifically directed to recruit Retained Employees shall not be deemed to be a solicitation by Buyer or the Acquired Company hereunder.

Section 6.3. Seller and Buyer each acknowledge that the violation of any of the covenants contained in Sections 6.1 and 6.2 could cause irreparable and continuing harm for which the aggrieved Party has no adequate remedy at law. Accordingly, as and to the extent the same may be appropriate, the Buyer or the Acquired Company, on the one hand, and the Seller or either of the Non-Radar Businesses on the other, as the case may be, shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction restraining any threatened or further violation of such covenants, such injunctive relief to be cumulative and in addition to any other rights or remedies to which the aggrieved party may be entitled. To the extent permitted by Applicable Law, each of the Parties waives posting by the aggrieved Party of any bond necessary to secure such injunction or other equitable relief.

Section 6.4. If any provision contained in this Article VI is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of such section or article, but such section and article each will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction will construe and interpret or reform this Article VI to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such Applicable Law.

ARTICLE VII
Closing Deliveries

Section 7.1. Deliveries to Buyer at the Closing.

At the Closing and simultaneously with the deliveries to Seller specified in Section 7.2, in addition to a fully executed counterpart of this Agreement, Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer or to such persons or entities as Buyer shall identify in writing, the following items:

(a) The Transition Services Agreement and the License Agreement executed by Seller.

(b) A certificate of valid existence and good standing of Seller and of the Acquired Company issued not earlier than twenty (20) days prior to the Closing Date.

(c) The resignation of all of the directors and officers of the Acquired Company in each such person’s capacity as such, but not as an employee of the Acquired Company.

(d) Delivery of the bylaws, minute books, stock record books, and all similar corporate or organizational records of the Acquired Company to the extent not relating to the Non-Radar Businesses.

(e) Certificates evidencing all of the Shares duly endorsed by and in proper form for transfer to Buyer or accompanied by duly executed stock powers, evidencing all of the Shares.

(f) Such approvals by Governmental Authorities or other consents as may be required hereunder.

(g) Such other and further instruments, documents and other considerations as Buyer may reasonably deem necessary or desirable, or as may be required, to consummate the Transaction.

Section 7.2. Deliveries to Seller at the Closing.

At the Closing, and simultaneously with the deliveries to Buyer specified in Section 7.1, in addition to a fully executed counterpart of this Agreement, Buyer shall execute and/or deliver, or cause to be executed and/or delivered, to Seller or to such persons or entities as Seller shall identify in writing, the following items:

(a) The Purchase Price.

(b) The Transition Services Agreement and the License Agreement executed by Buyer.

(c) A certificate of valid existence and good standing of Buyer issued not earlier than twenty (20) days prior to the Closing Date.

(d) A receipt, executed by Buyer, acknowledging that it received the certificates evidencing all of the Shares.

(e) true copies of any Buyer Guarantees and the irrevocable Letters of Credit (effective as the date and upon the condition of Closing), that Buyer has obtained and delivered to the customers or their respective designees, under, and as required by, the Material Contracts, to substitute, wherever necessary, for the Existing Letters of Credit and the Seller Guarantees, respectively;

(f)  the Powell Mortgage executed by the Acquired Company;

(g) Such other and further instruments, documents and other considerations as Seller may reasonably deem necessary or desirable, or as may be required, to consummate the Transaction.

ARTICLE VIII
Indemnification

Section 8.1. Survival of Representations and Warranties.

Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until twenty four (24) months following the Closing Date; provided, however, that representations and warranties under Section 2.18 (Tax Matters), and 2.15 (Environmental Compliance) shall remain in effect until three (3) years following the Closing Date and Section 2.4 (Ownership of Shares) shall survive for so long as permitted by Applicable Law, and further provided, that any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

Section 8.2. Survival of Covenants and Agreements.

Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing.

Section 8.3. Indemnification by Seller.

Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, successors and assigns (the “Buyer Indemnified Parties”) from and against any claims, Liabilities, losses, damages, actions, suits, proceedings, claims, demands, judgments, costs and expenses, including reasonable attorney’s fees (any one such item being herein called a “Loss”) and all such items being herein collectively called “Losses”) which are caused by or arise out of:

(a) any breach or default in the performance by Seller of any covenant or agreement of Seller contained herein or in any certificate delivered pursuant hereto at the Closing;

(b) any breach of any warranty or representation made by Seller contained in Article II of this Agreement or in any certificate delivered pursuant hereto at the Closing;

(c) any severance or other claims made against the Acquired Company by the Retained Employees after or as a result of the Powell Non-Radar Business Transfers;

(d) any claims made against the Acquired Company which exclusively arise from, or relate to, the pre closing or post closing operation of the Non-Radar Businesses;

(e)  any Tax liabilities that are the responsibility of Seller as contemplated by Section 5.9(b)(viii);

(f)  any breach of any representation or warranty made by Seller, as Licensor, in Article 6 of the License Agreement;

(g)   the Powell Guarantees or any of the Liens listed on Schedule 5.13; and

(h)   the enforcement of this Section 8.3.

Section 8.4. Indemnification by Buyer and the Acquired Company.

Buyer and the Acquired Company (after the consummation of the Transaction), jointly and severally, agree to indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, successors and assigns (“Seller Indemnified Parties”) from and against any Losses which are caused by or arise out of:

(a) any breach or default in the performance by Buyer of any covenant or agreement contained herein or in any certificate delivered pursuant hereto or thereto or at the Closing;

(b) any breach of warranty or representation made by Buyer contained in Article III or in any certificate delivered pursuant hereto at the Closing;

(c) the conduct of business of the Acquired Company from and after the Closing Date;

(d) (i) the Existing Letters of Credit; (ii) the Seller’s Guarantees; and/or (iii) the Seller’s Powell Lease Guaranty;

(e)  any Tax Liabilities that are the responsibility of the Buyer as contemplated by Section 5.9(b)(viii);

(f) any severance or other claims against the Seller or any of the Non-Radar Businesses by any employee of the Acquired Company other than the Retained Employees after or as a result of the Powell Non-Radar Business Transfers or the consummation of this Transaction, including, but not limited to, all Liabilities assumed specifically by the Buyer and the Acquired Company pursuant to Sections 5.3(c) and 5.3(d).

(g) the Practice (as defined in the License Agreement) by Licensee or its sublicensees of any Licensed Technology, including, without limitation, advertising injury, personal injury, and product liability, except to the extent such Losses result from any acts of Seller, as Licensor, for which Buyer, as Licensee, is entitled to indemnification under Section 8.3(f);

(h) the failure of the Licensee to pay to Seller (as Licensor), when due, Royalties under the License Agreement; and

(i)  the enforcement of this Section 8.4.

Section 8.5. Procedure; Notice of Claims.

(a) Any indemnified party (the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) The Indemnifying Party shall have twenty (20) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds (the “Dispute Settlement”) or (ii) to provide such Indemnified Party with written notice that it disagrees (and the reasons therefor) with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within a thirty (30) day period after the giving of the Dispute Notice or if no such notice is given, the expiration of the twenty (20) day period set forth above without a Dispute Settlement, a representative of each Indemnifying Party and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter without judicial intervention (the “Negotiation Period”). If, upon the expiration of the Negotiation Period, all of the Indemnified Party’s claims in the Claim Notice are not resolved, the Indemnified Party may commence at any time thereafter such legal action or proceedings as it deems appropriate to enforce the indemnification obligation of the Indemnifying Party pursuant to this Article VIII.

Section 8.6. Procedure - Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third Person (“Third Party Claim”), such Indemnified Party will, if a claim for indemnification is to be made against an Indemnifying Party, provide to the Indemnifying Party written notice of the commencement of such claim (together with copies of any legal papers served) but the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any proceeding referred to in Section 8.6(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party upon the advice of counsel reasonably determines in good faith that a conflict or potential conflict exists such that joint representation would be inappropriate under applicable standards of professional conduct, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding. If the Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that the Third Party Claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall give prompt notice of such fact to the Indemnified Party, after which the Indemnified Party shall have the right to reassume control of the defense of such claim; provided, that the failure by the Indemnifying Party to promptly notify the Indemnified Party of any such determination shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced by the Indemnifying Party’s failure to give such notice. If the Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that such claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall have the right, following its delivery of the notice contemplated by the immediately preceding sentence, to withdraw from such defense, and such withdrawal shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced by the timing of the Indemnifying Party’s withdrawal. If the Indemnifying Party assumes the defense of a proceeding, (x) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent will not be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (y) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent as may be required pursuant to clause (x) above. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent may not be unreasonably withheld, delayed or conditioned.

(c)  Notwithstanding the foregoing, if the exclusive remedy sought under a Third Party Claim is for injunctive relief for which an Indemnified Party may be liable, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent which may not be unreasonably withheld, delayed or conditioned. In addition, if a Third Party Claim seeks both injunctive or other non-monetary relief and monetary damages, the Indemnified Party may, by notice to the Indemnifying Party, participate in the defense of such proceeding at its own cost.

(d) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties whenever the Indemnifying Party is required hereunder to pay the fees and expenses of counsel for the Indemnified Parties.

Section 8.7. Remedies.

Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the Parties hereunder shall be restricted to the indemnification rights set forth in this Article VIII; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under Applicable Law or actual fraud is proven on the part of a party by another party hereto.

Section 8.8. Certain Limitations.

(a) Notwithstanding any other provision in this Agreement to the contrary, the Parties to this Agreement shall only be liable to indemnify each other for compensatory damages, and, accordingly, in the absence of actual fraud, neither party shall be entitled to recover from the other special, indirect, punitive or consequential damages pursuant to this Article VIII unless and then only to the extent that the same are components of a Third Party Claim for which an Indemnified Party is seeking indemnification hereunder.

(b) the aggregate liability for indemnification under Sections 8.3(b) and 8.3(f) on the part of the Seller and Section 8.4(b) on the part of the Buyer shall not exceed an amount equal to $2,500,000 (“Liability Cap”); provided, however, the Liability Cap shall not apply to the following: (i) any Losses of any Indemnified Party resulting from actual fraud; and (ii) any claim by the Buyer pursuant to Section 8.3(f), but only by way of offset against Royalties that are due and owing to the Seller in excess of the Liability Cap.

(c) no individual claim for indemnification under Sections 8.3(b) and 8.3(f) or Section 8.4(b) shall be valid and assertable unless it is for an amount in excess of $10,000; provided that to the extent that individual claims are related to one another they may be aggregated for the purposes of meeting such $10,000 threshold;

(d) no claim for indemnification under Sections 8.3(b) and 8.3(f) or Section 8.4(b) shall be valid and assertable unless such claim, when aggregated with all other claims asserted against the Indemnifying Party on the same date, is for an amount in excess of $100,000 in the aggregate (the “Threshold”), it being understood, that once the Threshold is exceeded and subject to Section 8.8(e) or 8.8(f) as the case may be, the Indemnifying Party shall be liable to indemnify the Indemnified Party for the full amount of such Losses including the Threshold;

(e) Seller shall be liable under Sections 8.3(b) and 8.3(f) for only that portion of the Losses under such sections which, in the aggregate, exceed $125,000 (the “Seller Basket Amount”) (it being understood that Seller shall not be liable, in any event, for that portion of the aggregate Losses which is equal to the Seller Basket Amount under such sections considered together);

(f) Buyer and the Acquired Company shall be liable under Section 8.4(b) for only that portion of the Losses under such section which, in the aggregate, exceed $125,000 (the “Buyer Basket Amount”) (it being understood that Buyer and the Acquired Company shall not be liable, in any event, for that portion of the aggregate Losses which is equal to the Buyer Basket Amount under such section);

(g) The amount of any Losses recoverable by way of indemnification pursuant to Article VIII shall be calculated (a) net of any reserves or accruals for such Losses and (b) net of any insurance proceeds actually received by the Indemnified Party from a third party insurer with respect thereto or any indemnification or contribution from any third Person. To the extent of any indemnification payment made by an Indemnifying Party hereunder, the Indemnifying Party shall succeed to all corresponding claims that the Indemnified Party may have and otherwise shall be subrogated to the rights of the Indemnified Party against its insurers and any other person or security in respect of such claims, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in seeking recovery under such claims. The Indemnifying Party shall be entitled to receive (or retain) any and all recoveries resulting from the exercise of any rights to which it has been subrogated (the “Subrogated Rights”), other than any amounts in excess of the sum of the following: (i) the corresponding Losses actually paid by the Indemnifying Party to the Indemnified Party, (ii) the fees and expenses actually paid by the Indemnifying Party to any third parties in connection with the investigation or defense of the matters giving rise to such corresponding Losses and (iii) the fees and expenses actually paid by the Indemnifying Party to any third parties in connection with the investigation or prosecution of the Subrogated Rights.

(h) It is agreed that regardless of whether more than one representation is breached no party shall be entitled to make a claim for indemnification more than once on account of the same facts and circumstances.

Section 8.9. Knowledge.

It shall constitute a defense, and any Indemnified Party hereto shall be deemed to have waived or released, and otherwise shall be estopped from asserting, any claim for indemnification based upon an alleged breach of a representation, warranty, covenant, agreement or condition, if it can be shown that prior to Closing the Indemnified Party had Knowledge of such breach, default or condition or the facts on which such breach or default is predicated.

ARTICLE IX
Miscellaneous Provisions

Section  9.1. Entire Agreement; Assignment; Amendments and Waivers.

(a) This Agreement (including the Schedules hereto) and the Related Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the Parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the Parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

(b) This Agreement may not be assigned by operation of law or otherwise without the written consent of the other Parties hereto; provided, however, Seller may assign its rights to receive Royalties hereunder to any of its Affiliates without the consent of the Buyer.

(c) This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the Parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 9.2. Validity.

If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 9.3. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by national overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

If to Seller:	Aeroflex Incorporated
35 South Service Road
Plainview, New York 11803
Telecopier: (516) 694-4823
Attention: Leonard Borow, President and
Chief Executive Officer

with a copy to:	Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, York, NY 11753
Telecopier: (516) 937-5050
Attention: Edward S. Wactlar, Esq.

If to Buyer to:	Star Dynamics Holdings, LLC and
TAZ Ventures, LLC
c/o Steve Gorlin
1234 Airport Road
Suite 105
Destin, Florida 32541
Telecopier:

with a copy to:	Womble, Carlyle, Sandridge & Ross One Atlantic Center 1201 Peachtree Street Atlanta, Georgia 30309
Telecopier: (404) 870-8478
Attention: G. Donald Johnson, Esq.

If to the Acquired Company	Star Dynamics Corporation
383 Liberty Road
Powell, Ohio
Attention:

with a copy to:	Womble, Carlyle, Sandridge & Ross One Atlantic Center 1201 Peachtree Street Atlanta, Georgia 30309 Telecopier: (404) 870-8478 Attention: G. Donald Johnson, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4. Governing Law; Forum Selection; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard or giving effect to that State’s principles of conflict of laws.

(b) Each Party agrees that any action, proceeding or claim it commences against the other party pursuant to this Agreement must be brought in the United States District Court for the District of Delaware, or if there is no basis for jurisdiction in such court, then in any of the state courts of Delaware. Each party irrevocably and unconditionally commits to the in personam jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such courts, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in such court, that such court does not have jurisdiction over the person of such party. In any suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 9.3 hereof. Each Party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

Section 9.5. WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 9.6. Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.7. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8. Specific Performance.

The Parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting a bond.

Section 9.9. Disclosure Generally.

If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or disclosed in any other Schedule, such information shall be deemed to be included in any other Schedule only to the extent that such disclosure is specifically identified by reference in such other Schedule.

Section 9.10. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 9.11. Attorney’s Fees.

If any Party hereto initiates any legal action arising out of, or in connection with, this Agreement, the prevailing Party shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

Section 9.12. Interpretation.

Buyer and Seller have each had this Agreement reviewed by experienced and qualified counsel and the opportunity to negotiate fully all of the provisions of this Agreement. This Agreement shall be construed and interpreted without regard to any maxim or principle of law which provides that any ambiguity in any provision in this Agreement should be construed against the Party whose counsel drafted the particular provision or any other part of the Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
Name: John Adamovich, Jr. Title: Senior Vice President

STAR DYNAMICS HOLDINGS, LLC

By:	/s/ Thomas R. Becnel
Name: Thomas R. Becnel Title: Manager

TAZ VENTURES, LLC.

By:	/s/ Steve Gorlin
Name: Steve Gorlin Title: Manager

Accepted and Agreed to in all
Respects as of the date hereof with
regard to Article VIII as
applicable to the Acquired Company

AEROFLEX POWELL, INC. (STAR DYNAMICS CORPORATION)

By:	R. Jerry Jost
Name: R. Jerry Jost Title: President and CEO

APPENDIX A

Certain Definitions.

“Accounting Firm” shall mean the accounting firm mutually agreed upon by the Buyer and the Seller.

“Acquired Company” shall have the meaning defined in Recital A of the Agreement.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the equity interests having ordinary voting power for the election of directors, managers or other similar positions of such Person, as applicable.

“Agreement” shall have the meaning defined in the Preamble of the Agreement.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assignment and Assumption Agreement” shall have the meaning defined in Recital C.

“Business Days” means any day that is not a Saturday, Sunday or a day on which the banks in New York, New York are required or permitted by law to be closed.

“Buyer” shall have the meaning defined in the Preamble of the Agreement.

“Buyer Acquired Business” shall have the meaning defined in Section 6.1(b) of the Agreement.

“Buyer Basket Amount” shall have the meaning defined in Section 8.8(f) of the Agreement.

“Buyer Guarantee” shall have the meaning defined in Section 5.10(a) of the Agreement.

“Buyer Indemnified Parties” shall have the meaning defined in Section 8.3 of the Agreement.

“Claim Notice” shall have the meaning defined in Section 8.5(a) of the Agreement.

“Closing” shall have the meaning defined in Section 1.3 of the Agreement.

“Closing Date” shall have the meaning defined in Section 1.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” shall have the meaning defined in Section 6.1(b) of the Agreement.

“Confidential Information”: (a) with regard to the Radar Business, means, as and to the extent existing on the Closing Date (or with regard to the Radar Technology, as of the date of the Radar IP Transfer) and used in or in connection with the Radar Business of the Acquired Company as then conducted, all financial, technical and strategic information owned or licensed by the Acquired Company and pertaining to the Radar Business of the Acquired Company and the products of the Radar Business which the Acquired Company treats as proprietary and confidential, including, without limitation, all computer software and database information, personnel information, financial information, customer lists, supplier lists, trade secrets, proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data, methods, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented); provided, however, that Confidential Information shall not include: (i) any information that is or becomes publicly available other than as a result of a breach by Seller or any of its Affiliates of this Agreement; (ii) any information that is independently developed by the Seller or is obtained from any source other than the Acquired Company, provided that such source has not, to the Knowledge of the Seller, entered into a confidentiality agreement with the Acquired Company with respect to such information and obtained the information from a Person who is a party to a confidentiality agreement with the Acquired Company that prevents disclosure of such information; and (iii) any information that is disclosed by the Acquired Company to a third party without restriction. Information shall be deemed “publicly available” if it is or becomes a matter of public knowledge or is contained in materials available to the public.

(b) with regard to the Seller and the Non-Radar Businesses, means as and to the extent existing on the date of the Powell Non-Radar Business Transfers, and used in or in connection with the business of the Non-Radar Businesses as then conducted, all financial, technical and strategic information owned by the Seller and pertaining to the Non-Radar Businesses and the products of the Non-Radar Businesses which the Seller (or the Non-Radar Businesses) treat as proprietary and confidential, including, without limitation, all computer software and database information, personnel information, financial information, customer lists, supplier lists, trade secrets, proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data, methods, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented); provided, however, that Confidential Information shall not include: (i) any information that is or becomes publicly available other than as a result of a breach by Buyer or the Acquired Company or any of their Affiliates of this Agreement; (ii) any information that is independently developed by the Buyer or the Acquired Company (after the Closing) or is obtained from any source other than the Non-Radar Businesses or the Seller, provided that such source has not, to the Knowledge of the Buyer, entered into a confidentiality agreement with the Seller or the Non-Radar Businesses with respect to such information and obtained the information from a Person who is a party to a confidentiality agreement with the Seller or Non-Radar Businesses that prevents disclosure of such information; and (iii) any information that is disclosed by the Seller or the Non-Radar Businesses to a third party without restriction. Information shall be deemed “publicly available” if it is or becomes a matter of public knowledge or is contained in materials available to the public.

“Coverage Termination Date” shall have the meaning defined in Section 5.3(c).

“Disclosing Party” shall have the meaning defined in Section 5.1(b) of the Agreement.

“Dispute Notice” shall have the meaning defined in Section 8.5(b) of the Agreement.

“Dispute Settlement” shall have the meaning defined in Section 8.5(b) of the Agreement.

“Employee Benefit Plan” includes a plan which is either an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan.

“Employee Pension Benefit Plan” means a plan described in Section 3(2) of ERISA and subject to the requirements of Title I of ERISA.

“Employee Welfare Benefit Plan” includes a plan described in Section 3(1) of ERISA and subject to the requirements of Title I of ERISA and any associated “cafeteria plan” that is designed to meet the requirements of Section 125 of the Code.

"Environmental Actions" refers to any compliant, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental Laws.

“Environmental Laws” shall mean all applicable international, federal, state and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of law, concerning public health, or pollution or protection of the environment, including but not limited to, the Clean Air Act, 42 U.S.C. ‘7401 et. seq., the Clean Water Act 33 U.S.C. ‘1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. ‘6901 et seq., the Toxic Substances Control Act, 15 U.S.C ‘2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. ‘9601 et seq. or which govern; (i) the existence, cleanup removal and/or remedy of contamination or threat of contamination on or about the Leased Real Property; (ii) the emission or discharge of Hazardous Materials; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials, provided that “Environmental Laws” shall not include laws governing worker health and safety or conditions inside structures or buildings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Seller, within the meaning of Code Sections 414(b), (c), (m), or (o) and/or ERISA Section 4001(a)(14).

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule 5.10(a) of the Agreement.

“February 29, 2008 Balance Sheet” shall have the meaning defined in Section 2.7(b) of the Agreement.

“Financial Statements” shall mean (i) the unaudited balance sheets for the fiscal years 2006, 2007 and the February 29, 2008 Balance Sheet for the Radar Business, and (ii) the unaudited income statements for the Radar Business for the ten consecutive quarters ending December 31, 2007.

“GAAP” means the accounting principles generally accepted in the United States as in effect on the date and for the period with respect to which such principles are applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, instrumentality, court, government or self regulatory organization, commission tribunal or organization or any regulatory administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

"Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Materials which violates Environmental Laws.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Indemnified Party” shall have the meaning defined in Section 8.5(a) of the Agreement.

"Indemnifying Party" shall have the meaning defined in Section 8.5(a) of the Agreement.

"Information Technology" means all computer hardware, software, networks, microprocessors, firmware and other information technology and communications equipment used in the operation of the information technology systems of the Acquired Company and the Radar Business.

“Initial Royalty Period” shall have the meaning defined in Section 5.12(a)(i) of the Agreement.

“Knowledge,” “to the Knowledge of” or words of like import mean that the party to which the statement is attributed is actually aware of the particular fact or other matter to which the statement refers and shall be deemed to include a representation that any identified individuals have made all usual and reasonable inquiries and all inquiries that would be reasonable in light of such Person’s Knowledge. Seller will be deemed to have “Knowledge” of a particular fact or other matter if Jerry Jost, Jerry Gilliland or Kevin Finnegan has Knowledge of such fact or other matter. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if Steve Gorlin or Thomas Becnel has Knowledge of such fact or other matter.

“Latest Balance Sheet Date” means February 29, 2008.

“Leased Real Property” means all of the Acquired Company’s leasehold interest in and to the real property described in Schedule 2.11(a) of the Agreement.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Liability Cap” shall have the meaning defined in Section 8.8(b) of the Agreement.

"Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

“License Agreement” shall have the meaning defined in Section 5.12(a) of the Agreement.

“Licensed Technology” shall have the meaning defined in the License Agreement.

“Loss or Losses” shall have the meaning defined in Section 8.3 of the Agreement.

"Material Adverse Effect" or "Materially Adversely Affected" with respect to any Person means any material adverse change in the business properties, results of operations or financial condition of such Person or its business, taken as a whole; provided, however, that the foregoing definition excludes the effects of changes that are generally applicable to (i) the United States economy or securities markets or (ii) the world economy or international securities markets or result from the outbreak of war, other hostilities or terrorist activities.

“Material Contracts” shall mean those contracts and agreements of, or relating to, the Radar Business identified on Schedule 2.12 of the Agreement.

“Negotiation Period” shall have the meaning defined in Section 8.5(b) of the Agreement.

“Non-Disclosing Party” shall have the meaning defined in Section 5.1(b) of the Agreement.

“Non-Radar Businesses” shall have the meaning defined in Recital B of the Agreement.

“Non-Radar Business Agreements” shall have the meaning defined in Section 5.11 of the Agreement.

“Owned Real Property” shall have the meaning defined in Section 2.11(d) of the Agreement.

“Order” means any order, judgment, award, ruling, decree, writ, injunction of any court, arbitrator or Governmental Authority.

“Ordinary Course or Ordinary Course of Business” means the ordinary course of business consistent with Past Practice (including, without limitation, with respect to quantity, quality and frequency).

“Party” or “Parties” shall refer to Buyer and Seller, as the specific context requires.

“Past Practice” means with respect to the Acquired Company, and, particularly, the Radar Business, the practice and procedures utilized during the two years consistently prior to the year ended February 29, 2008.

“Permits” shall have the meaning defined in Section 2.13 of the Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) non-monetary Liens that do not materially detract from the value of any asset of Acquired Company or materially interfere with Acquired Company’s ongoing business operations or its ownership of its assets; (c) inchoate mechanics’, carriers’, workers’, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business and securing obligations incurred prior to Closing; (d) Liens that arise under zoning, land use and other similar laws, that do not materially detract from the value of any asset of Acquired Company or materially interfere with Acquired Company’s ongoing business operations or its ownership of its assets; (e) any easements, covenants, conditions or restrictions of record relating to or affecting the Leased Real Property; (f) Liens relating to deposits made in the Ordinary Course in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (g)  Liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course as disclosed in this Agreement or the Schedules hereto; (h) in the case of leased assets, Liens set forth in the lease agreement pertaining thereto; and (vi) Liens reflected on any Schedule hereto.

“Person” means any natural person, partnership, firm, corporation, Limited Liability Company, association, trust, unincorporated organization or other entity.

“Powell” shall have the meaning defined in Recital A of the Agreement.

“Powell Guarantees” shall have the meaning defined in Section 5.13.

“Powell Lease” shall have the meaning defined in Section 5.10(c).

“Powell Mortgage” shall have the meaning defined in Section 5.10(c).

“Powell Non-Radar Business Transfer” shall have the meaning defined in Recital C of the Agreement.

“Purchase Price” shall have the meaning defined in Section 1.2 of the Agreement.

“Radar Business” shall have the meaning defined in the Preamble of the Agreement.

“Radar Employees” shall have the meaning defined in Section 2.16(a)(iv) of the Agreement.

“Radar Intellectual Property” means all of the intellectual property pertaining to the Radar Business other than the Licensed Technology.

“Radar IP Transfer” shall have the meaning defined in Recital C of the Agreement.

“Related Agreements” means the Transition Services Agreement, the License Agreement and the Powell Mortgage.

“Retained Employees” shall have the meaning defined in Recital C of the Agreement.

“Seller” shall have the meaning defined in the Preamble of the Agreement.

“Seller Acquired Business” shall have the meaning defined in Section 6.1 of the Agreement.

“Seller Basket Amount” shall have the meaning defined in Section 8.8(e) of the Agreement.

“Seller Employee Benefit Plan” includes a plan which is either a Seller Employee Pension Benefit Plan or a Seller Employee Welfare Benefit Plan.

“Seller Employee Pension Benefit Plan” means an Employee Pension Benefit Plan which is established or maintained by Seller and/or an ERISA Affiliate of Seller.

“Seller Employee Welfare Benefit Plan” means an Employee Welfare Benefit Plan which is established or maintained by Seller and/or an ERISA Affiliate of Seller.

“Seller Guarantees” shall have the meaning defined in Section 5.10(a) of the Agreement.

“Seller Indemnified Parties” shall have the meaning defined in Section 8.4 of the Agreement.

“Seller’s Powell Lease Guarantee” shall have the meaning defined in Section 5.10(c).

“Shares” shall have the meaning defined in Recital D of the Agreement.

“Solutions” shall have the meaning defined in Recital C of the Agreement.

“Subrogated Rights” shall have the meaning defined in Section 8.8(g) of the Agreement.

“Subsidiary” means, as applied to any Person, a Person a majority of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person. For the purposes of this definition, “voting securities” means equity interests having voting power for the election of directors, managers or other similar positions of such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxable Period” means any period for which Taxes are owed to a federal, state, local or foreign taxing authority, or for which a Tax Return is required to be filed by Seller, the Acquired Company or Buyer.

“Tax Benefit” means the economic benefit received by the Buyer and its Affiliates during any Taxable Period (or portion thereof) beginning on or after the Closing Date, in the form of an actual reduction in Tax liability of the Buyer or its Affiliates, attributable to any event described in the first sentence of Section 5.9(b)(iv)(B), computed in the case of any Taxable Period, or a portion thereof, that begins after the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning defined in Section 8.6(a) of the Agreement.

“Threshold” shall have the meaning defined in Section 8.8(d) of the Agreement.

“Transaction” shall have the meaning defined in the Agreements section on Page 5 of the Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller with respect to the provision of certain transition services from and after the Closing Date.